Exhibit 99.1

     Zenex International Announces Completion of Acquisition of Profitable
                     Aduddell Roofing And Sees Profitability
                         October 01, 2002 09:30:00 AM ET

OKLAHOMA CITY--(BUSINESS WIRE)--Oct. 1, 2002--Zenex International, Inc. ZEN announces today the company has completed the acquisition of Aduddell Roofing and Sheet Metal, Inc. (www.aduddell.com), a recognized national leader in the roofing industry. The completion of this acquisition significantly strengthens the company's balance sheet and provides the company with a profitable outlook.

Aduddell Roofing is a national leader in the commercial and industrial roofing and re-roofing businesses. Founded in 1976, the profitable company has grown by penetrating national accounts such as Graybar Electric, Smurfit-Stone, General Motors, Ford Motor Company, Aramark, Albertson's, Embassy Suites, Hyatt, JC Penney, Marriott, Wyndham Hotels and Tishman Speyer. Aduddell Roofing focuses primarily on re-roofing projects where it can more easily control costs and thereby derive higher profits. Aduddell Roofing has historically performed complex work required to be completed within a short time frame, such as for buildings that have suffered severe hurricane damage.

Ron Carte, CEO of Zenex stated: "The completion of this acquisition is an important milestone in the history of our company. This is part of our continuous effort to establish shareholder confidence in us and build shareholder value. Zenex's management delivers on what we promise to our shareholders. Our other initiatives include aggressive debt reductions, improving operating efficiency and focusing on profitability."

Benchmark Capital Consulting, Inc., a subsidiary of Benchmark Global Capital Group at 100 Wall Street, NY (www.bgcus.com) acts as an Advisor to this acquisition.

Zenex International, Inc. has operations in the telecom and roofing industries. Another subsidiary is Zenex Communications. The company provides facility based wholesale telephone services to public network carriers, calling card distributors and switchless resellers.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involves risk and uncertainties including, without limitation, demand and competition for the Company's products and services, the availability to the company of adequate financing to support its anticipated activities, the ability of the Company to generate cash flow from its operations and the ability of the Company to manage its operations.

For investor inquiries, contact: Ron Carte, CEO, Zenex International, Inc. 201 Robert S Kerr Avenue, Suite 500, Oklahoma City, OK 73102. Phone number:
800/890-2990

Contact Information:
Zenex International, Inc.
Ron Carte, 800/890-2990